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                                                                     EXHIBIT 5.1
Cooley Godward LLP

                               ATTORNEYS AT LAW            San Francisco, CA
                                                           415 693-2000
                               2595 Canyon Boulevard       Palo Alto, CA
                               Suite 250                   415 843-5000
                               Boulder, CO                 Menlo Park, CA
                               80302-6737                  415 843-5000
                               MAIN: 303 546-4000          San Diego, CA
                               FAX:  303 546-4099          619 550-6000
                                                           Denver, CO
                               WEB http://www.cooley.com   303 606-4800

                               JAMES C.T. LINFIELD
                               Direct: (303) 546-4010
                               Internet: linfieldjct@cooley.com

December 17, 1998

Anesta Corp.
4745 Wiley Post Way
Plaza 6, Suite 650
Salt Lake City, UT 84116

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Anesta Corp. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and the underwritten public offering of up to 575,000 shares of the Company's Common Stock (the "Shares").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement, (ii) reviewed the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment were necessary or appropriate to enable us to render the opinion expressed below, (iii) assumed that the Shares to be sold to the underwriters by the Company will be sold at a price established by the Board of Directors of the Company or the Pricing Committee thereof in accordance with Section 153 of the Delaware General Corporation Law and (iv) examined and relied upon a certificate executed by an officer of the Company to the effect that consideration for the Shares being sold pursuant to the Underwriting Agreement was received by the Company in accordance with the applicable Board of Directors' resolutions and any plan or agreement relating to the issuance of such Shares, and we have undertaken no independent verification with respect thereto.

On the basis of the foregoing and in reliance thereon, we are of the opinion that the Shares (when issued and paid for in accordance with the underwriting agreement filed as an exhibit to the Registration Statement) will be, validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ James C. T. Linfield
    ------------------------
        James C. T. Linfield